Media Relations:
Jennifer Cook
Lyris, Inc.
(510) 844-1590
jcook@lyris.com

Lyris Acquires Majority Stake in Cogent Online PTY Ltd and Names Adrian Saunders GM and Senior Vice President of Lyris APAC
Cogent Acquisition in APAC Reinforces Continued Global Expansion Strategy

Emeryville, Calif. and Sydney, Australia, June 15, 2011 – Lyris, Inc. (OTCBB: LYRI.OB), the online marketing expert, today announced that the company has acquired a majority stake in Cogent Online PTY Ltd, one of the largest and most experienced marketing services providers in Australia. The acquisition marks an important step in Lyris’ global expansion, following the successful establishment of regional headquarters in both Europe and Latin America.

Lyris first invested in Cogent in 2010. The incremental investment establishes Lyris as the majority owner of Cogent, which is now known as Lyris APAC. Adrian Saunders, founder of Cogent, has been named general manager and senior vice president of Lyris APAC. Saunders will lead all sales, operations and management for the region.

“Cogent was the perfect complement to expand our footprint in Asia-Pacific. We’ve partnered with Cogent for several years and together have grown a strong customer-base with continued revenue growth in Lyris solutions,” said Wolfgang Maasberg, chief executive officer of Lyris. “We are pleased that Adrian Saunders has assumed this leadership role. He has a deep understanding of the APAC market and is a seasoned, well-respected digital leader, which will enable us to accelerate sales activities in the region.”

“The technology and services that Lyris provides have a clear focus on customer value. Our customers have experienced the benefits of the Lyris HQ platform and services for several years,” said Adrian Saunders, general manager and senior vice president of Lyris, APAC. “With customers across the region, Lyris APAC will hold a solid leadership position and continue to contribute to the global growth of Lyris.”

Lyris APAC customers span a wide range of industries. Key customers who partner with Lyris to increase the effectiveness of their marketing campaigns include Australian Human Rights Commission,  Enta Australasia and Australian Broadcast Corporation.

About Lyris
Lyris, Inc. is the global online marketing expert delivering the right mix of technology and industry knowledge to help customers execute successful email marketing campaigns. Lyris’ high performance email marketing platforms, Lyris HQ and Lyris ListManager (Lyris LM), provide automated email delivery, advanced segmentation and integrated social, mobile, search and analytics. To achieve a secure, flexible and business-relevant email marketing solution that delivers ROI, organizations can choose between in-the-cloud Lyris HQ or on-premises Lyris LM. Understanding the marketer’s unique needs, Lyris builds solutions that think and work like marketing professionals.  www.lyris.com

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The statements in this news release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information and expectations as of the date hereof, and are not guarantees of future performance and involve certain risks and uncertainties, including risks and uncertainties detailed from time to time in Lyris Inc.'s filings with the Securities and Exchange Commission available at www.sec.gov. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Lyris assumes no duty to publicly update or revise any such statements, whether as a result of new information, future events or otherwise.